Filed pursuant to Rule 424(b)(3)
Registration No. 333-141689
PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 13, 2007
(To prospectus dated May 11, 2007)

1,750,140 Shares
AeroGrow International, Inc.
Common Stock
___________________________

This prospectus supplement no. 1 supplements and amends the prospectus dated May 11, 2007, relating to the resale by selling stockholders of up to 1,750,140 shares of common stock of AeroGrow International, Inc. (the “Company,” “we,” or “our”). This prospectus supplement should be read in conjunction with the prospectus dated May 11, 2007 (the “prospectus”), which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement superseded the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

We are amending the following statement appearing on the cover page of the prospectus: “Our common stock trades on the Over-the-Counter Bulletin Board (‘OTC BB’). The Company’s trading symbol is AGWI.OB. No assurance can be made that an active market will develop on the OTC BB.”

The foregoing statement is hereby amended as follows: “Our common stock trades on the NASDAQ Capital Market. The Company’s trading symbol is AERO. No assurance can be made that an active market will develop on the NASDAQ Capital Market.”

We are amending the following statement appearing on page 10 of the prospectus under the heading “Risk Factors”: “Our common stock trades on the OTC BB. The company’s trading symbol is AGWI.OB. No assurance can be made that an active market will develop on the OTC BB. Currently, trading in our common stock on the OTC BB is very limited, and the per share price is likely to be influenced by the price at which and the amount of shares the selling stockholders are attempting to sell at any time with the possible effect of limiting the trading price or lowering the price to their offering price.”

The foregoing statement is hereby amended as follows: “Our common stock trades on the NASDAQ Capital Market. The Company’s trading symbol is AERO. No assurance can be made that an active market will develop on the NASDAQ Capital Market. If an active public market develops, the price is likely to be influenced by the price at which and the amount of shares the selling stockholders are attempting to sell at any time with the possible effect of limiting the trading price or lowering the price to their offering price.”

We are amending the following statement appearing on page 11 of the prospectus under the heading “Market Data”: “Our common stock trades on the OTC BB. The Company’s trading symbol is AGWI.OB. No assurance can be made that an active market will develop on the OTC BB.”

The foregoing statement is hereby amended as follows: “Our common stock trades on the NASDAQ Capital Market. The Company’s trading symbol is AERO. No assurance can be made that an active market will develop on the NASDAQ Capital Market.”

We are deleting in its entirety the second paragraph appearing under the heading “Market Data” on page 11 of the prospectus.

We are deleting in its entirety the sixth paragraph appearing under the subheading “Certain Transactions by Wentworth” on page 38 of the prospectus.
___________________________

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 5 of the prospectus.
___________________________

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
___________________________

This prospectus supplement is dated June 13, 2007.